Exhibit 10.24

CARBO CERAMICS INC.

2014 OMNIBUS INCENTIVE PLAN

ANNUAL INCENTIVE ARRANGEMENT

1. Purpose of Arrangement. This Annual Incentive Arrangement (the “AIA”) is intended to align the interests of members of senior management of the Company specified by the Committee for participation (the “AIA Participants”) with those of the Company’s shareholders by providing such members with annual incentives tied to maximizing the Company’s earnings before interest and taxes (“EBIT”). The AIA is entered into pursuant to the provisions of the 2014 CARBO Ceramics Inc. Omnibus Incentive Plan (the “Plan”), which is incorporated by reference herein. Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Plan.

2. Awards. Each Award made pursuant to the AIA (an “AIA Award”) is intended to qualify as Performance-Based Compensation and shall be determined in any manner permitted by Section 162(m) of the Code and in accordance with Section 8 of the Plan.

3. Performance Period. Each Performance Period shall equal one fiscal year of the Company; provided however that with respect to an AIA Participant who becomes employed by the Company or through promotion or otherwise becomes eligible to participate in the AIA following the first day of a Performance Period, the Committee may establish a Performance Period that begins on the date of such AIA Participant’s commencement of employment with the Company or participation in the AIA and ends on the same date as that of the Performance Period applicable to all other AIA Participants at such time.

4. Performance Measure. With respect to each Performance Period, the Performance Measure shall be the Company’s EBIT during such Performance Period.

5. Performance Target and Performance Schedule. The Performance Target and the Performance Schedule for each AIA Award shall be determined in accordance with Section 8 of the Plan and the following:

(a) The AIA Participant will be paid an AIA Award with respect to each Performance Period equal to X% of the Company’s EBIT (where “X” is determined by the Committee for each AIA Participant in accordance with Section 8 of the Plan); provided that each AIA Award shall be capped at a certain dollar amount determined by the Committee in accordance with Section 8 of the Plan (which cap shall in no event exceed the individual limit set forth in Section 3(b) of the Plan); and provided further that the Committee may, in its discretion, reduce or eliminate (but not increase) the amount payable to any AIA Participant with respect to an AIA Award in accordance with Section 8(b) of the Plan.

(b) For purposes of the AIA, EBIT shall be determined in accordance with the relevant Generally Accepted Accounting Principles.

6. AIA Award Calculation. In the manner required by Section 162(m) of the Code, the Committee shall, promptly after the date on which the necessary financial and other information for the Performance Period becomes available, certify in writing the extent to which the Performance Target has been achieved. Using the Performance Schedule, the Committee shall determine the amount payable under each AIA Award to each AIA Participant.

7. Vesting Date. This AIA Award shall vest in the amount determined by the Committee pursuant to Section 6 hereof; provided that the AIA Participant shall have remained continuously employed by the Company or a Subsidiary through the last day of the Performance Period.

8. Vesting in the Event of a Change in Control. Notwithstanding any provision of this AIA or the Plan to the contrary, if a Change in Control occurs at a time when the AIA Participant’s outstanding AIA Award remains unvested, the Committee shall, in its sole discretion, determine the effect of such Change in Control on such AIA Award, including, without limitation, whether or not to accelerate the vesting of such AIA Award following such Change in Control.

9. Other Terms and Conditions.

(a) Settlement of AIA Award. Subject to the terms and conditions of the Plan (including without limitation Sections 8 and 14 thereof) and this AIA (including without limitation Section 13 hereof), the Company shall pay a lump sum cash amount to the AIA Participant in the amount determined pursuant to Section 6 or Section 8 in settlement of an AIA Award, as applicable, (i) if the AIA Award vests pursuant to Section 7, on the date of Committee certification under Section 6 but in no event later than March 15th of the calendar year following the last day of the Performance Period or (ii) if the AIA Award vests pursuant to Section 8, the date on which the Change in Control occurs. Payment of an AIA Award to the AIA Participant pursuant to Section 9(a)(ii) hereof shall in no event be made to the AIA Participant later than the date that is sixty (60) days following the date specified therein.

(b) Non-Transferability of AIA Award. An AIA Award may not be sold, transferred, pledged, assigned or otherwise alienated at any time other than a transfer in accordance with Section 10 of the Plan. Any attempt to do so contrary to the provisions hereof shall be null and void.

(c) AIA Award Confers No Rights with Respect to Continued Employment. Nothing contained herein or in the Plan shall confer upon the AIA Participant any right with respect to the continuation of his or her employment by or service to the Company or any Subsidiary or interfere in any way with the right of the Company or any Subsidiary at any time to terminate such employment or service or to increase or decrease the compensation of the AIA Participant from the rate in existence as of January 1, 2015. The Committee’s granting of an AIA Award to the AIA Participant shall neither require the Committee to grant any subsequent AIA Award to the AIA Participant (or any AIA Award to any other person) at any time, nor preclude the Committee from making subsequent grants to the AIA Participant or any other person.

(d) Compliance with Law and Regulations. This AIA Award and any obligation of the Company to pay cash hereunder shall be subject to all applicable federal, state, local and non-U.S. laws, rules and regulations and to such approvals by any government or regulatory agency as may be required. The Company’s obligations in connection with the AIA Award are subject to all terms and conditions of this AIA and the Plan.

(e) Modification of AIA and AIA Awards. The Committee may amend, suspend or terminate the Plan or the AIA at any time in accordance with Section 15(a) of the Plan. The Committee may amend or modify the terms and conditions of the AIA or an AIA Award to the extent that the Committee determines, in its sole discretion, that the terms and conditions of the AIA or an AIA Award violate or may violate Section 409A of the Code; provided, however, that (i) no such amendment or modification shall be made without the AIA Participant’s written consent if such amendment or modification would violate the terms and conditions of any other agreement between the AIA Participant and the Company and (ii) unless the Committee determines otherwise, any such amendment or modification made pursuant to this Section 9(e) and Section 15(b) of the Plan shall maintain, to the maximum extent practicable, the original intent of the applicable AIA provision without contravening the provisions of Section 409A of the Code. The amendment or modification of the AIA or an AIA Award pursuant to this Section 9(e) and Section 15(b) of the Plan shall be at the Committee’s sole discretion and the Committee shall not be obligated to amend or modify the AIA or the Plan, nor shall the Company be liable for any adverse tax or other consequences to the AIA Participant resulting from such amendments or modifications or the Committee’s failure to make any such amendments or modifications for purposes of complying with Section 409A of the Code or for any other purpose. To the extent the Committee amends or modifies the AIA or an AIA Award pursuant to this Section 9(e) and Section 15(b) of the Plan, the AIA Participant shall receive notification of any such changes to the AIA or an AIA Award and, unless the Committee determines otherwise, the changes described in such notification shall be deemed to amend the terms and conditions of the AIA and any AIA Award.

10. AIA Participant Bound by AIA. Each AIA Participant, by acceptance of any payment under the AIA, will acknowledge that the Company has made a copy of the Pan and the AIA available to him or her and agree to be bound by all terms and provisions thereof and hereof.

11. Payment of Taxes. Each AIA Participant shall be solely responsible for any applicable taxes (including without limitation income and excise taxes) and penalties, and any interest that accrues thereon, which he or she incurs in connection with the receipt, vesting or settlement of the AIA Award. Notwithstanding any provision of the Plan or this AIA to the contrary, in no event shall the Company or any Subsidiary be liable to the AIA Participant on account of the AIA Award’s failure to (i) qualify for favorable U.S. or non-U.S. tax treatment or (ii) avoid adverse tax treatment under U.S. or non-U.S. law, including, without limitation, Section 409A of the Code. Prior to any event in connection with the AIA Award (e.g., settlement) that the Company determines may result in any U.S. or non-U.S. tax withholding obligation, whether national, federal, state, local or otherwise, including any social security tax obligation (the “Tax Withholding Obligation”), the AIA Participant must make arrangements with the Company for the satisfaction of the minimum amount of such Tax Withholding

Obligation in a manner acceptable to the Company in accordance with Section 14 of the Plan. Upon any payment in cash with respect to any AIA Award, the Company shall have the right to withhold from any such payment an amount sufficient to satisfy the federal, state, local and/or non-U.S. withholding tax requirements, if any, attributable to such payment.

12. Notices. Any notice to the Company in connection with the AIA Award shall be addressed to the Company at its offices at 575 N. Dairy Ashford Road, Suite 300, Houston, TX 77079, Attention: Omnibus Incentive Plan Administrator, and any notice to the AIA Participant in connection with the AIA Award shall be addressed to him or her at his or her address as shown on the Company’s records at the time such notice is given, subject to the right of either party to designate a different address in writing at any time hereafter.

13. Section 409A of the Code. Each AIA Award is intended to qualify as a short-term deferral pursuant to Section 409A of the Code.

14. Governing Law. The Plan and this AIA, and the rights of all persons under the Plan and this AIA, shall be construed and administered in accordance with the laws of the State of Delaware without regard to its conflict of law principles.